SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549
                      ---------------------------
                  POST EFFECTIVE AMENDMENT NUMBER ONE
                                FORM S-8
                      REGISTRATION STATEMENT UNDER
                       THE SECURITIES ACT OF 1933
                      ---------------------------

                           NEXIA HOLDINGS, INC.
                           --------------------
           (Exact name of registrant as specified in its charter)

         Nevada                                       84-1062062
         --------                                  -----------------
(State or other jurisdiction of            (I.R.S. Employer Identification No.)
incorporation or organization)

                 268 West 400 South, Suite 300, Salt Lake City,
               Utah 84101 (Address of principal executive offices)

             The Amended 2004 Benefit Plan of Nexia Holdings, Inc.
             -----------------------------------------------------
                         (Full title of the plan)


 Richard   D. Surber, 268 West 400 South, Suite 300, Salt Lake City, Utah 84101
          (Name, address, including zip code, of agent for service)

               Telephone number for Issuer:  (801) 575-8073


                     CALCULATION OF REGISTRATION FEE

Title of Securities to be          Amounts to        Proposed Maximum           Proposed Maximum            Amount of
Registered                         be Registered     Offering Price Per         Aggregate Offering          Registration
                                                     Share(1) Price Fee
Common Stock, 0.001 par            100,000,000       $0.006                     $600,000                    $150
value
=================================  ================= =========================  =========================== ==================

(1) Bona fide estimate of maximum offering price solely for calculating the registration fee pursuant to Rule 457(h) of the Securities Act of 1933, based on the average bid and asked price of the registrant's common stock as of February 20, 2004, a date within five business days prior to the date of filing of this registration statement.

         In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan described herein.




                                  Page -1-

                        Post Effective Amendment to the
                    2004 Benefit Plan of Nexia Holdings, Inc.


         This Post Effective Amendment No. One is being filed to reflect that the Board of Directors of Nexia Holdings, Inc. (the "Company") has amended The 2004 Benefit Plan of Nexia Holdings, Inc. as filed by the Company in an S-8 filed on January 12, 2004, file no. 333-111864, which is incorporated herein by reference. This amendment will increase the number of shares to be included in the plan from fifty million (50,000,000) to one hundred fifty million (150,000,000). The amendment to the 2004 Benefit Plan of Nexia Holdings, Inc. is filed as Exhibit "A" hereto. The additional one hundred million (100,000,000)shares are being registered hereby.


Item 8. Exhibits.

         The exhibits attached to this Registration Statement are listed in the
Exhibit Index, which is found on page 4.





                                  Page -2-

SIGNATURES

         Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on February 23, 2004.
                                              Nexia Holdings, Inc.

                                              By: /s/ Richard D. Surber
                                              ------------------------------
                                              Richard D. Surber, as President


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature                                   Title              Date



 /s/ Richard D. Surber                      Director           February 23, 2004
--------------------------------
Richard D. Surber


 /s/ Gerald Einhorn                         Director           February 23, 2004
---------------------------------
Gerald Einhorn


 /s/ John Fry, Jr.                          Director           February 23, 2004
---------------------------------------
John Fry, Jr.


 /s/ Adrienne Bernstein                     Director          February  23, 2004
----------------------------------
Adrienne Bernstein











                                         Page -3-

INDEX TO EXHIBITS


Exhibits        SEC Ref. No.                     Description of Exhibit         Page
C               23(a)          Consent of Accountant                            6
B               23(a)          Consent of Accountant                            7
E               4              Amendment to 2004 Benefit Plan of Nexia          5
                               Holdings, Inc.
D               5, 23(b)       Opinion and consent of Counsel with respect to   8
                               the legality of the issuance of securities being
                               issued































                                      Page -4-

Exhibit E.

                         POST EFFECTIVE AMENDMENT TO THE
                   THE 2004 BENEFIT PLAN OF NEXIA HOLDINGS, INC.

         Effective this 19th day of February, 2004, Paragraphs 3 and 13 of the 2004 Benefit Plan of Nexia Holdings, Inc. shall be and hereby are amended to read as follows:

3. Shares of Stock Subject to this Plan. A total of One Hundred Fifty million (150,000,000) shares of Stock may be subject to, or issued pursuant to, Benefits granted under this Plan. If any right to acquire Stock granted under this Plan is exercised by the delivery of shares of Stock or the relinquishment of rights to shares of Stock, only the net shares of Stock issued (the shares of stock issued less the shares of Stock surrendered) shall count against the total number of shares reserved for issuance under the terms of this Plan.

13. Expiration and Termination of this Plan. This Plan may be abandoned or terminated at any time by the Plan Administrators except with respect to any Options then outstanding under this Plan. This Plan shall otherwise terminate on the earlier of the date that is five years from the date first appearing in this Plan or the date on which the 150 millionth share is issued hereunder.


     ATTEST:

   /s/ Richard D. Surber
Richard D. Surber, President



                                     Page -5-

LETTERHEAD OF
                                HJ & ASSOCIATES, L.L.C..
                     CERTIFIED PUBLIC ACCOUNTANTS AND CONSULTANTS
                          50 South Main Street, Suite 1450
                               Salt Lake City, Utah 84144


                          INDEPENDENT AUDITOR'S CONSENT

To the Board of Directors and Shareholders of Nexia Holdings, Inc.
Salt Lake City, Utah


We hereby consent to the incorporation by reference in this Registration Statement of Nexia Holdings, Inc. on Form S-8, of our report dated May 27, 2003, (which includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern), included in and incorporated by reference in the Annual Report on Form 10-KSB of Nexia Holdings, Inc. for the year ended December 31, 2002 and to all references to our firm included in this Registration Statement.


 /s/ HJ & Associates, L.L.C.
HJ & Associates, LLC
Salt Lake City, Utah
February 21, 2004



                                   Page -6-

LETTERHEAD OF
                                 TANNER + CO.
                      215 South State Street, Suite 800
                         Salt Lake City, Utah 84111

                       INDEPENDENT AUDITOR'S CONSENT

Nexia Holdings, Inc.

         We hereby consent to the use of our audit report dated March 26, 2002, of Diversified Holdings I, Inc., Wichita Development Corporation, Golden Opportunity Development Corporation, Wasatch Capital Corporation, Downtown Development Corporation, and Canton Tire Recycling of West Virginia, Inc. for the year ended December 31, 2001 in the Form S-8 of Nexia Holdings, Inc.

/s/ Tanner + Co.

Tanner + Co.
Salt Lake City, Utah
February 23, 2004


                                    Page -7-

EXHIBIT D
                     MICHAEL GOLIGHTLY

                   268 West 400 South
                       Third Floor             Telephone: (801) 575-8073 ext 152
Attorney at Law  Salt Lake City, Utah 84101            Facsimile: (801) 575-8092


February 20, 2004

Board of Directors
Nexia Holdings, Inc.
268 West 400 South, Suite 300
Salt Lake City, Utah 84101

Re: Legality and Authorization of Shares Issued Under Form S-8 Registration Statement

Gentlemen:

         I have acted as special counsel for Nexia Holdings, Inc., a Nevada corporation (the "Company"), in the limited capacity of rendering an opinion regarding the legality and authorization of the shares proposed to be registered under an amended registration statement on Form S-8 (the "Registration Statement") to amend a prior filing on January 12, 2004. The proposed amendment is to be filed with the Securities and Exchange Commission ("the Commission") under the Securities Act of 1933, as amended, ("the Act"). The Company is registering a Post Effective Amendment to the Benefit Plan entitled "The 2004 Benefit Plan of Nexia Holdings, Inc." (the "Benefit Plan") pursuant to which the Company will authorized the issuance of One Hundred Fifty Million (150,000,000) shares of the Company's common stock, par value $.001 (the "Shares").

         In connection with the preparation of this Opinion, I have examined the following:

         1. The Company's Articles of Incorporation and amendments thereto and Bylaws as submitted to me by the Company pursuant to my request for same;
         2. The Registration Statement herein referenced;
         3. The Board of Directors Resolution, dated February 19, 2004, authorizing and approving the Company's Post Effect Amendment to The 2004 Benefit Plan and the preparation of the Registration Statement; 4. The Company's Section 10(a) Prospectus for the Registration Statement;
         5. The Company's Form 10-KSB for the fiscal year ended December 31, 2002; 6. Such other documents as I have deemed necessary for the purposes of this Opinion. Additionally, I have made such investigations of federal law as I have considered necessary and appropriate to form a basis for this opinion. My opinion is qualified by the scope of the review specified herein and I make no representations as to the sufficiency of my investigation for this opinion. I further expressly exempt from this opinion any representations as to the completeness, adequacy, accuracy or any other aspect of the financial statements incorporated in the Registration Statement.


                                     Page -8-

         The documentation and representations provided to me for this opinion by the Company and its duly authorized representatives indicate that the Company is validly organized under the laws of the State of Nevada; the Company is current in its filings with the Commission; the Company's Board of Directors has authorized the Benefit Plan; the Company's Board of Directors has authorized the filing of the Post Effective Amended Registration Statement; and that the One Hundred Fifty Million (A50,000,000) shares to be included in the Registration Statement are available for issuance based upon corporate documentation and on the amount of shares actually issued and outstanding. As such, I am of the opinion that the Shares herein referenced have been duly and validly authorized and that subject to compliance with all provision of the Plan, the Shares will be validly issued as fully paid and non-assessable shares of common stock in the Company.

         This opinion is based upon and subject to the qualifications and limitations specified below:

         (A) Certain of the remedial provisions of the 2004 Benefit Plan may be further limited or rendered unenforceable by other applicable laws and interpretations.

         (B) In rendering the opinion that the shares of the Common Stock to be registered pursuant to the Registration Statement and issued under the Benefit Plan will be validly issued, fully paid and non- assessable, I assumed that: (1) the Company's Board of Directors has exercised good faith in establishing the value paid for the Shares; (2) all issuances and cancellations of the capital stock of the Company will be fully and accurately reflected in the Company's Stock Records as provided by the Company's transfer agent; and (3) the consideration, as determined by the Company's Board of Directors, to be received in exchange for each issuance of common stock of the Company, has been paid in full and actually received by the Company.

         (C) I have made no independent verification of the facts asserted to be true and accurate by authorized representatives of the Company and have assumed that no person or entity has engaged in fraud or misrepresentation regarding the inducement relating to, or the execution or delivery of, the documents reviewed.

         (D) In rendering this opinion I have assumed that all signatures are genuine, that all documents submitted to me as copies conform substantially to the originals, that all documents have been duly executed on or as of the date represented on the documents, that execution and delivery of the documents was duly authorized on the part of the parties, that all documents are legal, valid and binding on the parties and that all corporate records are complete.

         (E) I have assumed that the Company is satisfying the substantive requirements of Form S-8 and I expressly disclaim any opinion regarding the Company's compliance with such requirements, whether they are of federal or state origin, or any opinion as to the subsequent tradeability of any Shares issued pursuant to the Benefit Plan.

         (F) I am admitted to practice law in the State of Utah. I am not admitted to practice law in the State of Nevada or in any other jurisdiction where the Company may own property or transact business. This opinion is with respect to federal law only and I have not consulted legal counsel from any other jurisdiction for the purpose of the opinion contained herein. I expressly except from this opinion any opinion as to whether or to what extent a Nevada court or any other court would apply Nevada law,


                                       Page -9-
         or the law of any other state or jurisdiction, to any particular aspect of the facts, circumstances and transactions that are the subject of this opinion.

         (G) This opinion is strictly limited to the parameters contained and referenced herein and is valid only as to the signature date with respect to the same. I assume no responsibility to advise you of any subsequent changes or developments which might affect any aspect to this opinion.

         I hereby consent to the use of this opinion as an exhibit to the Registration Statement. This opinion may not be used, relied upon, circulated, quoted or otherwise referenced in whole or in part for any purpose without my written consent.

Sincerely,


   /s/ Michael Golightly
   Michael Golightly






                                     Page -10-